Exhibit 11

                    WATKINS-JOHNSON COMPANY AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                (Dollars in thousands, except per share amounts)


The following  table  illustrates  the potential  dilution of outstanding  stock options on net income per share computations:
                                                       Three Months Ended           Six Months Ended
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                                                June 27, 1997  June 28, 1996   June 27, 1997  June 28, 1996
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

For primary net income per share:

    Weighted average shares outstanding           8,258,000      8,268,000      8,278,000      8,203,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using average market price           249,000        309,000        219,000        390,000
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    Total                                         8,507,000      8,577,000      8,497,000      8,593,000
============================================================================================================

For fully diluted net income per share:

    Weighted average shares outstanding           8,258,000      8,268,000      8,278,000      8,203,000

    Equivalent shares--dilutive stock
        options--based on treasury stock
        method using greater of closing
        market price or average price               288,000        309,000        289,000        390,000
------------------------------------------------------------------------------------------------------------

    Total                                         8,546,000      8,577,000      8,567,000      8,593,000
============================================================================================================

Net income                                       $    3,082     $      358     $    5,560     $    6,792
============================================================================================================

Primary net income per share                     $      .36     $      .04     $      .65     $      .79
============================================================================================================

Fully diluted net income per share               $      .36     $      .04     $      .65     $      .79
============================================================================================================

This   calculation  is  submitted  in  accordance   with  Regulation  S-K,  Item
601(b)(11).